CONTACTS:
Investors
InvestorRelations@mercantilcb.com
(305) 460-8728

Media
media@mercantilcb.com (305) 441-8414

For Release:
5:52 P.M. (Corrected)
October 30, 2018

MERCANTIL BANK HOLDING CORPORATION REPORTS CONTINUING IMPROVED OPERATING RESULTS FOLLOWING ITS AUGUST SPIN-OFF

CORAL GABLES, Florida (October 30, 2018) – Mercantil Bank Holding Corporation (NASDAQ: AMTB and AMTBB) (the “Company”) reported results for the third quarter of 2018. The Company completed its spin-off from Mercantil Servicios Financieros, C.A., its former parent, on August 10, 2018 and, therefore, finished its first quarter as a separate publicly-owned company on September 30, 2018.
On October 24, 2018, the Company adopted the “AMERANT” brand and its principal subsidiaries have changed their names to Amerant. The Company will use the Amerant brand and will officially change its corporate name at its annual shareholders’ meeting in 2019. The Amerant brand will be used throughout the Company and will be implemented over the coming months in communications, products, signs and services.
We split our Class A common stock and Class B common stock 1-for-3 on October 23, 2018, and changed the ticker symbols for these shares to “AMTB” and “AMTBB”, respectively. All per share and share information in this release have been adjusted for this stock split.
Highlights

•	Net income for the three months ended September 30, 2018 was $11.6 million, up 10.82% from the previous three months ended June 30, 2018.

•
Net interest income was $55.6 million, up slightly from the immediately preceding three months. Net interest income for the nine months ended September 30, 2018 was up 4.78% from the same nine months of 2017.

•
Net income for the nine months ended September 30, 2018 was $31.4 million, down 8.28% from the first nine months of 2017 due to a one-time gain of $10.5 million on the sale of our New York City office in the third quarter of 2017. Adjusted for spin-off costs in the first nine months of 2018 and the $10.5 million one-time gain in the third quarter of 2017, net income was up 39.54% for the nine months ended September 30, 2018 over the same period.

•	Total loans increased 1.53% year to date, and commercial real estate loans increased 5.62% for the 12 preceding months.

•
The Company’s annualized return on assets (“ROA”) and return on equity (“ROE”) for the most recent three months increased to 0.55% and 6.13%, respectively, from 0.50% and 5.57% from the prior quarter. ROA and ROE adjusted for spin-off costs and the 2017 gain on sale of our New York City office increased to 0.57% and 6.35%, respectively, from the 2017 third quarter adjusted ROA and ROE of 0.48% and 5.23%, respectively.

•	The Company’s efficiency ratio improved to 75.88% in the latest quarter from 76.31% in the immediately preceding second quarter.

Millar Wilson, Vice Chairman and Chief Executive Officer, commented, “We are pleased to announce another quarter of solid and improving performance, reflecting strengthening net interest margin and continued strong credit quality. In the quarter, we continued to expand our footprint in our core South Florida and Texas markets, including a new banking center we opened this week in Katy, Texas. We continue our introduction of our banking centers of the future to better meet customer needs through consultative needs-based advice rather than routine transactional services. We also announced our new brand identity, Amerant, which better distinguishes us as a growing community bank. Looking ahead, we are focused on driving profitable growth and higher returns by improving our deposit and loan mix, expanding the reach of our products and services among our current and new customers, and investing in our business to better serve customers. We are well positioned to build on the growth and success we have achieved so far this year and look forward to our future as an independent organization.”

Third Quarter 2018 Financial Results

Net interest income was up 1.03% to $55.6 million for the third quarter of 2018, compared to $55.1 million for the same period last year, primarily due to higher average yields on interest-earning assets. Net interest income increased 3.05% over the three months ended June 30, 2018 for the same reason. Total loans were unchanged from June 30, 2018, but up 1.53% from December 31, 2017, as international loans continued to decline. Loan growth during the nine months ended September 30, 2018 was driven by a 2.78% increase in CRE loans. Net interest margin for the third quarter improved to 2.83% from 2.78% in the third quarter of 2017.

Total deposits were $6.2 billion at September 30, 2018, down 2.73% from June 30, 2018 and 2.11% from December 31, 2017. The decrease reflects the decline in foreign deposits, partially offset by increases in time deposits as customers shift their deposit preferences as market interest rates increase, and by our promotion of longer-duration time deposits in anticipation of higher market rates.
Credit quality is strong. The Company recorded $1.6 million and $1.8 million of provisions for loan losses during the three and nine months ended September 30, 2018. This compares to $1.2 million and $8.9 million of provisions for loan losses recorded during the same periods last year. The decrease is attributed to improvements in quantitative loan loss factors and positive adjustments to qualitative loan loss factors used for CRE and domestic commercial loans. As of September 30, 2018, non-performing assets totaled $29.7 million, compared to $27.3 million as of December 31, 2017. Non-performing assets to total assets declined to 0.35% at September 30, 2018 compared to 0.41% at June 30, 2018 and 0.47 at September 30, 2017.

The Company’s net income for the nine months ended September 30, 2018 was $31.4 million, or $0.74 per share, down 8.28% compared to $34.2 million, or $0.81 per share, for the same period last year. Net income for the third quarter of 2018 was $11.6 million, or $0.27 per share, up 10.82%compared to $10.4 million, or $0.24 per share for the three months ended June 30, 2018. Adjusting for spin-off expenses of $0.3 million ($0.4 million after tax) in the third quarter of 2018 and the one-time gain of $10.5 million ($7.1 million after tax) on the sale of the Company’s New York building recorded in the same quarter last year, adjusted net income for the quarter was $12.0 million (up 17.43%), or $0.28 per share, from the prior year, and $37.8 million (up 39.54%), or $0.89 per share, for the first nine months of the year.
Noninterest income was $13.0 million for the third quarter of 2018, down 13.59% from the three months ended June 30, 2018 and 46.24% compared to the same period last year . The year over year decline principally results from the one-time net gain of $10.5 million in the third quarter of 2017 from the sale of the Company’s New York City building. In addition, there were decreases in brokerage, advisory and fiduciary activities’ income resulting from lower volumes of customer trading. Our assets under management and custody accounts declined $63.8 million, or 3.65%, to $1.69 billion at September 30, 2018 from $1.75 billion at December 31, 2017, primarily due to our decision to close certain foreign customer accounts.
Noninterest expense for the quarter was $52.0 million, compared to $52.2 million in the third quarter of 2017, a slight decrease of $0.2 million, or 0.34% . Higher professional and other services fees, which include costs of the spin-off and incremental costs incurred as a new SEC registrant, were partially offset by lower other operating expenses.
Annualized ROA and ROE were 0.55% and 6.13%, respectively, during the third quarter of 2018, versus 0.50% and 5.57%, respectively, in the second quarter of 2018. Excluding spin-off expenses in the current quarter and the one-time gain on sale of the New York building in the corresponding quarter last year, annualized ROA and ROE during the most recent quarter were 0.57% and 6.35%, respectively compared to 0.48% and 5.23%, respectively, last year. The adjusted net income improvement of 17.43% is primarily attributable to improved credit quality and higher yields on interest-earning assets.
The Company’s capital remains strong and well in excess of minimum regulatory requirements to be “well-capitalized.” At September 30, 2018, the Company’s consolidated total capital, tier 1 risk-based capital, tier 1 leverage and common equity tier 1 capital (CET 1) ratios were 12.81%, 11.88%, 9.95% and 10.34%, respectively.

The Company is a bank holding company headquartered in Coral Gables, Florida. The Company operates through its subsidiaries, Amerant Bank, N.A. (the “Bank”), Amerant Investments, Inc. and Amerant Trust, N.A. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services. The Bank, which has operated for almost 40 years, is the largest community bank headquartered in Florida. Amerant Bank operates 23 banking centers – 15 in South Florida and 8 in the Houston, Texas area, as well as a commercial real estate loan production office in New York City. The Company’s Class A common stock and Class B common stock formerly traded under the symbols “MBNAA” and “MBNAB”, respectively.

Visit our investor relations page at https://investor.mercantilbank.com for additional information.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, nonperforming assets, provision for loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts.

Forward-looking statements, including those as to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our Information Statement filed with the U.S. Securities and Exchange Commission (“SEC”) on Form 8-K Item 99.1 on August 10, 2018, our Registration Statement on Form S-1 filed with the SEC on October 5, 2018 (our “Registration Statement”), our Quarterly Report on Form 10-Q as of and for the period ended September 30, 2018 (our “Quarterly Report”), and otherwise in our other SEC reports and filings.

Explanation of Certain Non-GAAP Financial Measures

This press release contains certain adjusted financial information, including the effects on noninterest income, noninterest expenses, net income before income taxes, net income resulting from our spin-off expenses which commenced in the last quarter of 2017 and continued during the quarter ended September 30, 2018 and are not deductible for Federal and state income tax purposes, and the one-time net gain on sale of the Company’s New York City building during the quarter ended September 30, 2017. The Company believes these adjusted numbers are useful to understand the effects of these transactions upon the Company’s reported performance. These as-adjusted measures are not in accordance with generally accepted accounting principles (“GAAP”). Exhibit 1 reconciles these adjustments to reported results.

The Company uses certain non-GAAP financial measures, within the meaning of Regulation G promulgated by the SEC, that are included in this press release and the additional financial information both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The Company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view the Company’s performance using the same tools that management uses to evaluate the Company’s past performance and prospects for future performance.

Exhibit 1- Financial Highlights
The following table sets forth selected financial information derived from our interim unaudited consolidated financial statements for the three and nine months ended September 30, 2018 and 2017 and as of September 30, 2018 and December 31, 2017. These interim unaudited consolidated financial statements are not necessarily indicative of our results of operations for the year ending December 31, 2018 or any interim or future period or our financial position at any future date.

	September 30, 2018	December 31, 2017

	(in thousands)
Consolidated Balance Sheets
Total assets	$8,435,802	$8,436,767
Total investment securities	1,791,859	1,846,951
Total loan portfolio (1)	6,159,279	6,066,225
Allowance for loan losses	69,471	72,000
Total deposits	6,189,503	6,322,973
Junior subordinated debentures	118,110	118,110
Advances from the FHLB and other borrowings	1,338,000	1,173,000
Stockholders’ equity	727,675	753,450

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

	(in thousands, except per share amounts)
Consolidated Results of Operations
Net interest income	$55,633	$55,066	$162,255	$154,858
Provision for loan losses	1,600	1,155	1,750	8,898
Noninterest income	12,950	24,090	41,881	56,066
Noninterest expense	52,042	52,222	160,325	152,035
Net income	11,551	17,342	31,403	34,239
Basic and diluted income per common share(2)	0.27	0.41	0.74	0.81
Cash dividend declared per common share (2)	—	—	0.94	—

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

	(in thousands, except per share amounts and percentages)
Other Financial and Operating Data(3)

Profitability Indicators (%)
Net interest income / Average total interest earning assets (NIM)(4)	2.83%	2.78%	2.74%	2.60%
Net income / Average total assets (ROA) (5)	0.55%	0.81%	0.50%	0.54%
Net income / Average stockholders' equity (ROE) (6)	6.13%	8.89%	5.63%	6.14%

Capital Adequacy Indicators
Total capital ratio (7)	12.81%	12.92%	12.81%	12.92%
Tier 1 capital ratio (8)	11.88%	11.74%	11.88%	11.74%
Tier 1 leverage ratio (9)	9.95%	9.93%	9.95%	9.93%
Common equity tier 1 capital ratio (CET1)(10)	10.34%	10.21%	10.34%	10.21%
Tangible common equity ratio (11)	8.40%	8.57%	8.40%	8.57%
Tangible book value per common share	$16.63	$17.11	$16.63	$17.11

Asset Quality Indicators (%)
Non-performing assets / Total assets(12)	0.35%	0.47%	0.35%	0.47%
Non-performing loans / Total loan portfolio (1) (13)	0.48%	0.65%	0.48%	0.65%
Allowance for loan losses / Total non-performing loans (13) (14)	233.89%	213.13%	233.89%	213.13%
Allowance for loan losses / Total loan portfolio (1) (14)	1.13%	1.38%	1.13%	1.38%
Net charge-offs (recoveries)/ Average total loan portfolio (15)	0.14%	(0.05)%	0.10%	0.14%

Efficiency Indicators
Noninterest expense / Average total assets (5)	2.46%	2.44%	2.54%	2.39%
Personnel expense / Average total assets (5)	1.61%	1.60%	1.63%	1.54%
Efficiency ratio (16)	75.88%	65.97%	78.54%	72.08%

Adjusted Selected Consolidated Results of Operations and Other Data(17)
Adjusted noninterest income	$12,950	$13,621	$41,881	$45,597
Adjusted noninterest expense	51,766	52,222	154,011	152,035
Adjusted net income before income tax	15,217	15,310	48,375	39,522
Adjusted net income	11,970	10,193	37,801	27,090
Adjusted basic and diluted earnings per share	0.28	0.24	0.89	0.64
Adjusted net income / Average total assets (ROA) (5)	0.57%	0.48%	0.6%	0.43%
Adjusted net income / Average stockholders' equity (ROE) (6)	6.35%	5.23%	6.78%	4.86%
Adjusted noninterest expense / Average total assets (5)	2.45%	2.44%	2.44%	2.39%
Adjusted efficiency ratio (18)	75.48%	76.03%	75.45%	75.84%

__________________
(1) Outstanding loans are net of deferred loan fees and costs, excluding the allowance for loan losses.
(2) The earnings per common share reflect the reverse stock split which reduced the number of outstanding shares on a 1-for-3 basis. See Note 1 of our interim consolidated financial statements in the Quarterly Report as of and for the nine months ended September 30, 2018 for more details on the reverse stock split.
(3) Operating data for the three and nine month periods ended September 30, 2018 and 2017 have been annualized.
(4) Net interest margin is defined as net interest income divided by average interest-earning assets, which are loans, investment securities, deposits with banks and other financial assets which, yield interest or similar income.
(5) Calculated based upon the average daily balance of total assets, excluding assets under management and custody.
(6) Calculated based upon the average daily balance of stockholders’ equity.
(7) Total stockholders’ equity divided by total risk-weighted assets, calculated according to the standardized capital ratio calculations.
(8) Tier 1 capital divided by total risk-weighted assets.
(9) Tier 1 capital divided by quarter to date average assets. Tier 1 capital is composed of Common Equity Tier 1 capital plus outstanding qualifying trust preferred securities of $114.1 million at September 30, 2018 and 2017.
(10) Common Equity Tier 1 capital divided by total risk-weighted assets.
(11) Tangible common equity is calculated as the ratio of tangible common equity divided by total assets less goodwill and other intangible assets.
(12) Non-performing assets include all non-performing loans and OREO properties acquired through or in lieu of foreclosure. Non-performing assets were $29.7 million and $39.7 million as of September 30, 2018 and 2017, respectively.
(13) Non-performing loans include all accruing loans past due by more than 90 days, and all nonaccrual loans. Non-performing loans were $29.7 million and $39.7 million as of September 30, 2018 and 2017, respectively.
(14) Allowance for loan losses was $69.5 million and $84.6 million as of September 30, 2018 and 2017, respectively. See Note 5 to our audited consolidated financial statements in the Registration Statement and Note 5 to our unaudited interim consolidated financial statements in the Quarterly Report for more details on our impairment models.
(15) Calculated based upon the average daily balance of outstanding loan principal balance net of deferred loan fees and costs, excluding the allowance for loan losses.
(16) Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and net interest income.
(17) This presentation contains adjusted financial information, including adjusted noninterest expenses, adjusted net income before income taxes, and the other adjusted items shown, determined by methods other than GAAP.

The adjusted numbers take out the costs incurred by the Company in 2018 related to the Spin-off and certain non-recurring transactions and events. Spin-off costs, which commenced in the last quarter of 2017 and continued during the quarter ended September 30, 2018 and are not deductible for Federal and state income tax purposes. The Company believes these adjusted numbers are useful to understand the Company’s performance absent these transactions and events. The following table reconciles these non-GAAP financial measurements as of and for periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

	(in thousands, except per share amounts and percentages)

Total noninterest income	$12,950	$24,090	$41,881	$56,066
Less: net gain on sale of New York building	—	(10,469)	—	(10,469)
Adjusted noninterest income	$12,950	$13,621	$41,881	$45,597

Total noninterest expenses	$52,042	$52,222	$160,325	$152,035
Less spin-off costs:
Legal fees	186	—	3,186	—
Accounting and consulting fees	90	—	1,384	—
Additional contribution to non-qualified deferred compensation plan on behalf of participants to mitigate tax effects of unexpected early distribution (19)	—	—	1,200	—
Other expenses	—	—	544	—
Total spin-off costs	$276	$—	$6,314	$—
Adjusted noninterest expenses	$51,766	$52,222	$154,011	$152,035

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

	(in thousands, except per share amounts and percentages)

Total net income before income tax	$14,941	$25,779	$42,061	$49,991
Plus: total spin-off costs	276	—	6,314	—
Less: net gain on sale of New York Building	—	(10,469)	—	(10,469)
Adjusted net income before income tax	$15,217	$15,310	$48,375	$39,522

Total net income	$11,551	$17,342	$31,403	$34,239
Plus after-tax total spin-off costs:
Total spin-off costs before income tax effect	276	—	6,314	—
Income tax effect (20)	143	—	84	—
Total after-tax spin-off costs	419	—	6,398	—
Less after-tax net gain on sale of New York building:
Net gain on sale of New York building before income tax effect	—	(10,469)	—	(10,469)
Income tax effect (21)	—	3,320	—	3,320
Total after-tax net gain on sale of New York building	—	(7,149)	—	(7,149)
Adjusted net income	$11,970	$10,193	$37,801	$27,090

Basic and diluted income per common share	$0.27	$0.41	$0.74	$0.81
Plus: after tax impact of total spin-off costs	0.01	—	0.15	—
Less: after-tax net gain on sale of New York building	—	(0.17)	—	(0.17)
Total adjusted basic and diluted income per common share	$0.28	$0.24	$0.89	$0.64

Net income / Average total assets (ROA) (5)	0.55%	0.81%	0.50%	0.54%
Plus: after tax impact of total spin-off costs	0.02%	—%	0.10%	—%
Less: after-tax net gain on sale of New York building	—%	(0.33)%	—%	(0.11)%
Adjusted net income / Average total assets (ROA) (5)	0.57%	0.48%	0.60%	0.43%

Net income / Average stockholders' equity (ROE) (6)	6.13%	8.89%	5.63%	6.14%
Plus: after tax impact of total spin-off costs	0.22%	—%	1.15%	—%
Less: after-tax net gain on sale of New York building	—%	(3.66)%	—%	(1.28)%
Adjusted net income / stockholders' equity (ROE) (6)	6.35%	5.23%	6.78%	4.86%

Noninterest expense / Average total assets (5)	2.46%	2.44%	2.54%	2.39%
Less: impact of total spin-off costs	(0.01)%	—%	(0.10)%	—%
Adjusted Noninterest expense / Average total assets (5)	2.45%	2.44%	2.44%	2.39%

Efficiency ratio (16)	75.88%	65.97%	78.54%	72.08%
Less: impact of total spin-off costs	(0.40)%	—%	(3.09)%	—%
Plus: after-tax net gain on sale of New York building	—%	10.06%	—%	3.76%
Adjusted efficiency ratio (18)	75.48%	76.03%	75.45%	75.84%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

	(in thousands, except per share amounts and percentages)

Stockholders’ equity	$727,675	$748,252	$727,675	$748,252
Less: goodwill and other intangibles	(21,078)	(21,233)	(21,078)	(21,233)
Tangible common stockholders’ equity	$706,597	$727,019	$706,597	$727,019
Total assets	8,435,802	8,503,489	8,435,802	$8,503,489
Less: goodwill and other intangibles	(21,078)	(21,233)	(21,078)	(21,233)
Tangible assets	$8,414,724	$8,482,256	$8,414,724	$8,482,256
Common shares outstanding	42,489	42,489	42,489	42,489
Tangible common equity ratio (11)	8.40%	8.57%	8.40%	8.57%
Tangible book value per common share	$16.63	$17.11	$16.63	$17.11

(18) Adjusted efficiency ratio is the efficiency ratio less the effect of total spin-off costs and certain non-recurring transactions and events.
(19) The spin-off caused an unexpected early distribution for U.S. federal income tax purposes from our deferred compensation plan. This distribution is taxable to plan participants as ordinary income during 2018. We partially compensated plan participants, in the aggregate amount of $1.2 million, for the higher tax expense they will incur as a result of the distribution increasing the plan participants’ estimated effective federal income tax rates by recording a contribution to the plan on behalf of its participants. The after tax net effect of this $1.2 million contribution for the period ended September 30, 2018, was approximately $952,000. As a result of the early taxable distribution to plan participants, we have expensed and deducted for federal income tax purposes, previously deferred compensation of approximately $8.1 million, resulting in an estimated tax credit of $1.7 million, which exceeds the amount of the tax gross-up paid to plan participants.
(20) Calculated based upon the estimated annual effective tax rate of 22.10%, which excludes the tax effect of discrete items, and the amount that resulted from the difference between permanent Spin-off costs of $0.9 million and $6.7 million for the three and nine month periods ended September 30, 2018 that are non-deductible for Federal and state income tax purposes and total spin-off costs recognized in the consolidated financial statements. The estimated annual effective rate applied for the calculation differs from the reported effective tax rate since it is based on a different mix of statutory rates applicable to these expenses and to the rates applicable to the Company and its subsidiaries.

(21)	Calculated based upon an estimated annual effective rate of 31.71%.